Exhibit 10.21

AMENDMENT TO THE GENERAL DYNAMICS CORPORATION
SUPPLEMENTAL RETIREMENT PLAN
Pursuant to the provisions of Section 6.01 of the General Dynamics Corporation Supplemental Retirement Plan (the “Plan”), the Plan shall be amended as follows:
1.    A new Section 3.12 shall be added as follows:
“3.12    Surviving Spouse Death Benefits. In the event of the Participant’s death prior to the Determination Date, the benefit (other than with respect to Grandfathered Amounts) that would have been payable to the Participant under the Plan if he had survived to the Determination Date shall be paid to the Participant’s surviving spouse, if any, to the extent still living as of such Determination Date, as follows:

(a)	Any lump sum payment that would have been payable to the Participant under Section 3.06(a) or 3.09 shall be payable to the surviving spouse.

(b)
For any other benefit subject to this Section 3.12, but not subject to Section 3.12(a) a death benefit shall be payable to the surviving spouse equal to 100% of the amount that would have been payable to the Participant if he had survived and elected the 100% Contingent Annuitant Option under Section 3.05(a) or 3.06(b)(1) as of his Determination Date.”